Exhibit 2.5

DESCRIPTION OF SECURITIES

REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2021, ASLAN Pharmaceuticals Limited, or “we,” “us,” and “our”, had the following series of securities registered pursuant to Section 12(b) of the Securities Exchange Act, as amended, or Exchange Act:

Title of each class	Trading symbol	Name of each exchange on which registered
American Depositary Shares (ADSs), each representing five ordinary shares, par value $0.01 per ordinary share	ASLN	The Nasdaq Global Market
Ordinary shares, par value $0.01 per share*		The Nasdaq Global Market *
* Not for trading, but only in connection with the registration of the American Depositary Shares.

American Depositary Shares, or ADSs, each representing five ordinary shares, par value $0.01 per ordinary share, or the “shares” or “ordinary shares”, have been available in the U.S. through an American Depositary Receipt, or ADR, program since May 4, 2018. This program was established pursuant to the deposit agreement that we entered into with JPMorgan Chase Bank, N.A., or JPMorgan, as depositary, or Deposit Agreement. Our ADRs have been listed on the Nasdaq Global Market, or Nasdaq, since May 2018 and are traded under the symbol “ASLN”. In connection with this listing (but not for trading), the shares are registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of (i) the holders of ordinary shares and (ii) ADR holders. Shares underlying the ADSs are held by JPMorgan, the depositary, and holders of ADSs will not be treated as holders of the shares.

The following summary is subject to and qualified in its entirety by our Tenth Amended and Restated Memorandum and Articles of Association, or Articles, and by the Companies Act (as amended) of the Cayman Islands, or the Companies Act, and by the common law of the Cayman Islands. This is not a summary of all the significant provisions of the Articles, the Companies Act or the common law of the Cayman Islands and does not purport to be complete. Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F for the fiscal year ended December 31, 2021 and in the Amended and Restated Deposit Agreement, which is an exhibit to our registration statements on Form F-6 filed with the Securities and Exchange Commission, or SEC, on April 13, 2018 and September 4, 2020.

DESCRIPTION OF ORDINARY SHARES

 General

We are an exempted company incorporated in June 2014 with limited liability under the laws of the Cayman Islands and our affairs are governed by:

•	our Articles;
•	the Companies Act; and
•	the common law of the Cayman Islands.

As of the date of our annual report, our authorized share capital is $5,000,000 divided into 500,000,000 ordinary shares of a nominal or par value of $0.01 per ordinary share.

The following are summaries of material provisions of our Articles and the Companies Act insofar as they relate to the material terms of our share capital.

Ordinary Shares

General

All of our outstanding ordinary shares are fully paid and non-assessable, excluding those ordinary shares that have been issued to JPMorgan Chase Bank, N.A., as depositary, which are being held for future sales and issuances of ADSs, if any, under the Sale Agreement. Our ordinary shares are issued in registered form and certificates representing the ordinary shares have been issued to certain shareholders, including JPMorgan Chase Bank, N.A. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by our directors. Our Articles provide that the directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies or for equalizing dividends or for any other purpose to which those funds may be properly applied. Under the laws of the Cayman Islands, our company may pay a dividend out of any of profit, retained earnings or the credit standing in our company’s share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is paid.

Voting Rights. Holders of our ordinary shares shall be entitled to one vote per ordinary share. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded (before or on the declaration of the result of the show of hands). A poll may be demanded by the chairman of such meeting or any one or more shareholders present in person or by proxy at the meeting.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name, making changes to our Articles or approving a merger. Holders of the ordinary shares may, among other things, subdivide, consolidate or increase our share capital by ordinary resolution.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act or our Articles to call shareholders’ annual general meetings.

Shareholders’ general meetings may be convened by a majority of our board of directors. Advance written notice of at least seven calendar days (counting from the date service is deemed to take place as provided in our Articles) is required for the convening of any general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present or by proxy, representing at least a majority of our paid up voting share capital.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Articles provide general meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at our general meetings holding at least ten percent of the paid up voting share capital deposited at the Office specifying the objects of the meeting by notice given no later than 21 days from the date of deposit of the requisition duly proceed to convene a general meeting to be held.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors. Our board of directors may determine to decline to register any transfer of shares for any reason.

Liquidation. On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay the whole of the share capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors. We may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors and agreed with the relevant shareholder. Under the Companies Act, the redemption or repurchase of any share may be paid out of our profits, retained earnings or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time our share capital is divided into different classes (and as otherwise determined by our board of directors) the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued shares of the relevant class, or with the sanction of a resolution passed at a separate meeting of the holders of the shares of such class by a majority of two-thirds of the votes cast at such a meeting. The board of directors may vary the rights attaching to any class without the consent or approval of shareholders provided that the rights will not, in the determination of the board of directors, be materially adversely varied or abrogated by such action.

Issuance of Additional Shares. Our Articles authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our Articles also authorize our board of directors to establish from time to time one or more series of preferred shares with the approval of the board of directors and with the approval of a special resolution and to determine, with respect to any series of preference shares, the terms and rights of that series, including the:

•	Order, fixed amount or fixed ratio of allocation of dividends and other distributions on preferred shares;
•	Order, fixed amount or fixed ratio of allocation of the assets available for distribution on a liquidation of the Company;
•	Order of or restriction on the voting rights (including declaring no voting rights whatsoever) of preferred shareholders;
•	Other matters concerning rights and obligations incidental to preferred shares; and
•	Method by which the Company is authorized or compelled to redeem the preferred shares, or a statement that redemption rights shall not apply.

Prior to the issuance of any preferred shares, the Articles shall be amended to set forth the rights and obligations of the preferred shares. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our corporate records (except for the memorandum and articles of association of our company, any special resolutions passed by our company and the register of mortgages and charges of our company). However, we will provide our shareholders with annual audited financial statements.

Anti-Takeover Provisions. Some provisions of our Articles may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•	Authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares; and
•	Limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Articles for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company incorporated with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	Does not have to file an annual return of its shareholders with the Registrar of Companies;
•	Is not required to open its register of members for inspection;
•	Does not have to hold an annual general meeting;
•	May issue negotiable or bearer shares or shares with no par value;
•	May obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
•	May register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
•	May register as a limited duration company; and
•	May register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other limited circumstances in which a court may be prepared to pierce or lift the corporate veil).

Convertible Loan and Warrants

In September, October and November 2019, we entered into a series of loan facilities with certain of our directors, existing stockholders or affiliates thereof, and others, for an aggregate loan amount of $3.25 million. In July 12, 2021, we entered into a Loan, Guaranty, and Security Agreement, or Loan Agreement, with K2 HealthVentures LLC, or K2HV, pursuant to which we issued a warrant. The convertible loan facilities and warrants are described below:

Convertible Loan Facility

On September 30, 2019, we entered into a convertible loan facility with Bukwang Pharmaceutical Co., Ltd., for an amount of $1.0 million (the Convertible Loan Facility). The Convertible Loan Facility had a two-year term with a 10% interest rate per annum. The Convertible Loan Facility was repaid in March 2021.

October/November 2019 Loan Facility

On October 25, 2019, we entered into a loan facility with certain existing stockholders/directors, or affiliates thereof, and on November 11, 2019 we entered into a related loan facility with the affiliate of another existing stockholder, for an aggregate amount of $2.25 million (collectively, the October/November 2019 Loan Facility). The October/November 2019 Loan Facility had a two-year term with a 10% interest rate per annum. The October/November 2019 Loan Facility was repaid in March 2021.

In connection with the October/November 2019 Loan Facility, we issued certain warrants (collectively referred to as the “Warrants”). In October 2019, we drew down on $1.95 million under the loan facility. In connection with this initial draw down, we issued Warrants to purchase 483,448 ADSs (representing 2,417,240 ordinary shares) to the lenders. These Warrants entitle lenders optionally to purchase shares up to a maximum of 50% of the principal loan amount, at an exercise price of $2.02 per ADS. In November 2019, we drew down on the remaining $0.3 million under the loan facility. In connection with the second draw down, we issued Warrants to purchase 74,377 ADSs (representing 371,885 ordinary shares) to the lender. These Warrants entitle the lender optionally to purchase shares up to a maximum of 50% of the principal loan amount, at an exercise price of $2.02 per ADS. The warrants expired on August 25, 2021 (the first anniversary of the delisting of our ordinary shares on TPEx). At the same time of the repayment, holders of Warrants amounting to $825,397 of the principal loan amount, exercised their warrants and purchased 2,045,355 ordinary shares (representing 409,071 ADSs) at an exercise price of $2.02 per ADS. No more warrants are outstanding under October/November 2019 Loan Facility.

K2 Warrant and Participation Rights

In connection with the closing of the Loan Agreement with K2HV, we issued a warrant to purchase ordinary shares , or K2 Warrant, to K2 HealthVentures Equity Trust LLC. The number of ordinary shares exercisable under the K2 Warrant equals (i) 2.95% of the aggregate outstanding principal amount of the term loans funded to us divided by (ii) the warrant price of $0.5257 per share (subject to adjustment as provided therein). The K2 Warrant also includes a cashless exercise feature allowing the holder to receive shares underlying the warrant in an amount reduced by the aggregate exercise price that would have been payable upon exercise of the warrant for such shares. In addition, subject to compliance with applicable securities laws (including any holding period requirements), we are required to use commercially reasonable efforts to facilitate and take all other actions required to enable the deposit of any or all of the ordinary shares exercisable under the Warrant with our depositary for the issuance of American Depositary Shares. The K2 Warrant is exercisable until its expiration on July 12, 2031. The K2 Warrant also provides for automatic cashless exercise or assumption as a result of certain transactions involving a merger, acquisition or sale of the company, as set forth in the K2 Warrant. In January 2022, we drew down the second tranche of the loan facility provided by K2HV and the full funds were received in February 2022.

The Loan Agreement with K2HV also provides K2 HealthVentures Equity Trust LLC with the right to participate in an aggregate amount of up to $5.0 million in any offering of our American Depositary Shares, ordinary shares, common stock, convertible preferred stock or other equity securities (or certain other convertible instruments but excluding non-convertible debt securities), but excluding any at-the-market offerings or facilities, on the same terms, conditions and pricing afforded to others participating in such offering; provided that with respect to any public offering, we are required to use commercially reasonable efforts to provide K2 HealthVentures Equity Trust LLC with the opportunity to invest in each such offering if it is lawful to do so (or if the offering is an underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, to use commercially reasonable efforts to cause the underwriters for such offering to offer K2 HealthVentures Equity Trust LLC an allocation of securities in such offering).

Preferred Shares

Pursuant to our Articles, we may issue shares with rights which are preferential to those of ordinary shares issued by us with the approval of a majority of our board of directors present at a meeting attended by two-thirds or more of the total number of directors and with the approval of a special resolution. Our Articles must be amended by special resolution to provide for such preference shares.

Material Differences in Corporate Law

The Companies Act is modeled after the corporate legislation of the United Kingdom but does not follow recent United Kingdom statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in Delaware and their shareholders.

	Delaware	Cayman Islands
Title of Organizational Documents	Certificate of Incorporation Bylaws	Memorandum of Association and Articles of Association
Duties of Directors

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of the corporation’s employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

As a matter of Cayman Islands law, directors of Cayman Islands companies owe fiduciary duties to their respective companies to, amongst other things, act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. Five core duties are:

 •  a duty to act in good faith in what the directors bona fide consider to be the best interests of the company (and in this regard, it should be noted that the duty is owed to the company and not to associate companies, subsidiaries or holding companies);

•   a duty not to personally profit from opportunities that arise from the office of director;

•   a duty of trusteeship of the company’s assets;

•  a duty to avoid conflicts of interest; and

•  a duty to exercise powers for the purpose for which such powers were conferred.

A director of a Cayman Islands company also owes the company a duty to act with skill, care and diligence. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the courts are moving towards an objective standard with regard to the required skill and care.

Limitations on Personal Liability of Directors

Subject to the limitations described below, a certificate of incorporation may provide for the elimination or limitation of the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director.

Such provision cannot limit liability for breach of loyalty, bad faith, intentional misconduct, unlawful payment of dividends or unlawful share purchase or redemption. In addition, the certificate of incorporation cannot limit liability for any act or omission occurring prior to the date when such provision becomes effective.

The Companies Act has no equivalent provision to Delaware law regarding the limitation of director’s liability. However, as a matter of public policy, Cayman Islands law will not allow the limitation of a director’s liability to the extent that the liability is a consequence of the director committing a crime or of the director’s own fraud, dishonesty or willful default.

Indemnification of Directors, Officers, Agents, and Others

A corporation has the power to indemnify any director, officer, employee, or agent of the corporation who was, is, or is threatened to be made a party who acted in good faith and in a manner he believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his conduct would be unlawful, against amounts actually and reasonably incurred.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Interested Directors

Under Delaware law, a transaction in which a director who has an interest is not void or voidable solely because such interested director is present at or participates in the meeting that authorizes the transaction if: (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the shareholders, or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.

Our Articles contain a provision that allows the director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with us shall declare the nature of his interest at a meeting of the directors. A general notice given to the directors by any director to the effect that he is to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

Voting Requirements

The certificate of incorporation may include a provision requiring supermajority approval by the directors or shareholders for any corporate action.

In addition, under Delaware law, certain business combinations involving interested shareholders require approval by a supermajority of the non-interested shareholders.

For the protection of shareholders, certain matters must be approved by special resolution of the shareholders as a matter of Cayman Islands law, including alteration of the memorandum or articles of association, appointment of inspectors to examine company affairs, reduction of share capital (subject, in relevant circumstances, to court approval), change of name, authorization of a plan of merger or transfer by way of continuation to another jurisdiction or consolidation or voluntary winding up of the company.

The Companies Act requires that a special resolution be passed by a super majority of at least two-thirds or such higher percentage as set forth in the articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting. Our Articles provide that a resolution in writing signed by all the shareholders for the time being entitled to receive notice of and to attend and vote at our general meetings (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting duly convened and held.

Voting for Directors

Under Delaware law, unless otherwise specified in the certificate of incorporation or bylaws of the corporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

The Companies Act defines “special resolutions” only. A company’s articles of association can therefore tailor the definition of “ordinary resolutions” as a whole, or with respect to specific provisions.

Our Articles contain a provision that we may by ordinary resolution appoint any person to be a director. Further, The directors shall have power at any time and from time to time to appoint any person to be a director, either as a result of a casual vacancy or as an additional director, subject to the maximum number (if any) imposed by Ordinary Resolution.

Cumulative Voting	No cumulative voting for the election of directors unless so provided in the certificate of incorporation.	No cumulative voting for the election of directors unless so provided in the articles of association. Our Articles do not expressly provide for cumulative voting on the election of directors.

Directors’ Powers Regarding Bylaws	The certificate of incorporation may grant the directors the power to adopt, amend or repeal bylaws.	The memorandum and articles of association may only be amended by a special resolution of the shareholders.

Nomination and Removal of Directors and Filling Vacancies on Board

Shareholders may generally nominate directors if they comply with advance notice provisions and other procedural requirements in company bylaws. Holders of a majority of the shares may remove a director with or without cause, except in certain cases involving a classified board or if the company uses cumulative voting. Unless otherwise provided for in the certificate of incorporation, directorship vacancies are filled by a majority of the directors elected or then in office.

Nomination and removal of directors and filling of board vacancies are governed by the terms of the articles of association.

Mergers and Similar Arrangements

Under Delaware law, with certain exceptions, a merger, consolidation, exchange or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as

The Companies Act provides for the merger or consolidation of two or more companies into a single entity. The legislation makes a distinction between a “consolidation” and a “merger.” In a consolidation, a new entity is formed from the combination of each participating company, and the separate consolidating parties, as a consequence, cease to exist and are each stricken by the Registrar of Companies. In a merger, one company remains as the surviving entity, having in effect absorbed the other merging party (with the vesting of the undertaking, property and liabilities of the other merging party with the surviving company) that then ceases to exist.

determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction. Delaware law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least

Two or more Cayman Islands companies may merge or consolidate. Cayman Islands companies may also merge or consolidate with foreign companies provided that the laws of the foreign jurisdiction permit such merger or consolidation.

90% of each class of capital stock without a vote by shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Under the Companies Act, a written plan of merger or consolidation shall be approved by the directors of each constituent company, which then must be authorized by each constituent company by way of (i) a special resolution of the members of each such constituent company; and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association.

Shareholder approval is not required where a parent company registered in the Cayman Islands seeks to merge with one or more of its subsidiaries registered in the Cayman Islands and a copy of the plan of merger is given to every member of each subsidiary company to be merged unless that member agrees otherwise.

Secured creditors must consent to the merger although application can be made to the Grand Court of the Cayman Islands for such requirement to be waived if such secured creditor does not grant its consent to the merger. Where a foreign company wishes to merge with a Cayman company, consent or approval to the transfer of any security interest granted by the foreign company to the resulting Cayman entity in the transaction is required, unless otherwise released or waived by the secured party. If the merger plan is approved, it is then filed with the Cayman Islands Registrar of Companies along with a declaration by a director of each company. The Registrar of Companies will then issue a certificate of merger which shall be prima facie evidence of compliance with all requirements of the Companies Act in respect of the merger or consolidation.

The surviving or consolidated entity remains or becomes active while the other company or companies are automatically dissolved. Unless the shares of such shareholder are publicly listed or quoted, dissenting shareholders in a merger or consolidation of this type are entitled to payment of the fair value of their shares if such shareholder provides a written objection before the vote on such merger or consolidation. The fair value of the shares will be determined by the Cayman Islands court if it cannot be agreed among the parties. With respect to shares that are listed or quoted, a shareholder shall have similar rights only if it is required by the terms of the merger or consolidation to accept for such shares property other than (i) shares (or depositary receipts in respect thereof) in the surviving or consolidated company; (ii) listed or quoted shares (or depositary receipts in respect thereof) of another company; (iii) cash in lieu of any fractions of shares or depositary receipts described at (i) and (ii); or (iv) any combination of shares, depositary receipts or cash described in (i)—(iii).

The plan of merger or consolidation must be filed with the Registrar of Companies in the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger and consolidation will be published in the Cayman Islands Gazette.

Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

Cayman companies may also be restructured or amalgamated under supervision of the Grand Court of the Cayman Islands by way of a court-sanctioned “scheme of arrangement.” A scheme of arrangement is one of several transactional mechanisms available in the Cayman Islands for achieving a restructuring. Others include share capital exchange, merger (as described above), asset acquisition or control, through contractual arrangements, of an operating business. A scheme of arrangement must not be beyond the powers of the company, as stated in the constitutional documents of the company and also requires the approval of a majority, in number, of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at the meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the Court its view that the transaction ought not be approved, the Court can be expected to approve the scheme of arrangement if it is satisfied that:

•the statutory provisions as to the required majority vote have been met;

•    the classes which are required to approve the scheme of arrangement have been properly constituted, so that the members of such classes are properly and fairly represented and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

  •   the meetings held by the company in relation to the approval of the scheme of arrangement by such classes have been convened and held in accordance with any directions given by the Court;

 •   the scheme of arrangement has been properly explained to the shareholders or creditors so that they have been able to exercise an informed vote in respect of the scheme;

 •   the scheme of arrangement is one which an intelligent and honest man, who is a member of the relevant class and properly acting might approve.

When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion. If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares. Our Articles provide that we may merge or consolidate with one or more other companies in accordance with the Companies Act with the approval of a Special Resolution.

Shareholder Suits

Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

The rights of shareholders under Cayman Islands law are not as extensive as those under Delaware law. Class actions are generally not available to shareholders under Cayman Islands laws; historically, there have not been any reported instances of such class actions having been successfully brought before the Cayman Islands courts. In principle, we will normally be the proper plaintiff in any claim based on a breach of duty owed to the Company, and a claim against (for example) the Company’s officers or directors usually may not be brought by a shareholder. A derivative action may be brought by a minority shareholder in only limited circumstances. In this regard, the Cayman Islands courts would ordinarily be expected to follow English case law precedent, which would permit a shareholder to commence an action in the company’s name to remedy a wrong done to the company where the act complained of cannot be ratified by the shareholders and where control of the company by the wrongdoer results in the company not pursuing a remedy itself. The case law shows that derivative actions have been permitted in respect of acts that are beyond the company’s corporate power, illegal, where the individual rights of the plaintiff shareholder have been infringed or are about to be infringed and acts that are alleged to constitute a “fraud on the minority.” The winning party in such an action generally would be able to recover a portion of attorney’s fees incurred in connection with such action.

Inspection of Corporate Records

Under Delaware law, shareholders of a Delaware corporation have the right during normal business hours to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.

Shareholders of a Cayman Islands exempted company have no general right under Cayman Islands law to inspect or obtain copies of a list of shareholders or other corporate records (other than the register of mortgages or charges) of the company. However, these rights may be provided in the company’s articles of association.

Shareholder Proposals	Unless provided in the corporation’s certificate of incorporation or bylaws, Delaware law does not include a provision restricting the manner in which shareholders may bring business before a meeting.

The Companies Act does not provide shareholders any right to bring business before a meeting or requisition a general meeting. However, these rights may be provided in the company’s articles of association. Our Articles do provide for these rights.

Approval of Corporate Matters by Written Consent

Delaware law permits shareholders to take action by written consent signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders.

The Companies Act allows a special resolution to be passed in writing if signed by all the voting shareholders (if authorized by the articles of association).

Our Articles authorize such written consents.

Calling of Special Shareholders Meetings	Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.

The Companies Act does not have provisions governing the proceedings of shareholders meetings which are usually provided in the articles of association.

Our Articles allow for shareholders’ meetings to be convened on the requisition in writing of any shareholder or shareholders holding at least ten percent of the paid up voting share capital. Our Articles also provide that, in the event that our board of directors does not or cannot convene a general meeting upon the duly delivered requisition of any shareholder or shareholders (as described above), the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by us.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

JPMorgan Chase Bank, N.A., or JPMorgan, as depositary bank, registers and delivers our American Depositary Shares, or ADSs. Each ADS will represent an ownership interest in a designated number of our ordinary shares which we will deposit with the depositary or the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an American Depositary Receipt, or ADR, holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which have not distributed directly to you. Unless certificated ADRs are specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to ADRs shall include the statements you will receive which reflect your ownership of ADSs.

The depositary’s office is located at 383 Madison Avenue, Floor 11, New York, NY, 10179.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any direct shareholder rights. Because the depositary or its nominee will be the shareholder of record for the ordinary shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all holders from time to time of ADRs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the ordinary shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the Cayman Islands, which may be different from the laws of the United States. Under the deposit agreement, as an ADR holder, you agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and you irrevocably waive any objection which you may have to the laying of venue of any such proceeding and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to our Annual Report on Form 20-F for the year ended December 31, 2021.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the ordinary shares underlying my ADSs? We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will distribute to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

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Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s and/or its agents’ fees and expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

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Shares. In the case of a dividend or free distribution in ordinary shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such ordinary shares. Only whole ADSs will be issued. Any ordinary shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

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Rights to receive additional ordinary shares. In the case of a distribution of rights to subscribe for additional ordinary shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:

(i)	Sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or
(ii)

If it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing, in which case ADR holders will receive nothing and the rights may lapse.

Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable, including the distribution of foreign currency, securities or property, or it may retain such items, without liability for interest thereon or investment thereof, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the depositary in accordance with its then current policies, which are currently set forth in the “Depositary Receipt Sale and

Purchase of Security” section of https://www.adr.com/Investors/FindOutAboutDRs, the location and contents of which are not incorporated into this exhibit and which the depositary shall be solely responsible for.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs? Subject to any restrictions on deposit provided for under the laws of the Cayman Islands and the deposit agreement, the depositary will issue ADSs against the deposit of: (i) ordinary shares in registered form, validly issued and outstanding; (ii) rights to receive ordinary shares from us or any registrar, transfer agent, clearing agent or other entity recording share ownership or transactions, subject in each case to payment of the fees and expenses owing to the depositary in connection with such issuance.

Ordinary shares deposited in the future with the custodian must be accompanied by certain documents, including Share certificates, and a certified share extract, reflecting the registration of the shares in the name of JPMorgan, as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct, a delivery order directing the depositary to issue ADSs to, or upon the written order of, the person designated in such order, instruments assigning to the custodian, the depositary or the nominee of either of them any distribution on the ordinary shares so deposited or indemnity therefor, and proxies entitling the custodian to vote the deposited ordinary shares.

The custodian will hold all deposited ordinary shares for the account and to the order of the depositary for the benefit of holders of ADRs. ADR holders thus have no direct ownership interest in the ordinary shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited ordinary shares. The deposited ordinary shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of ordinary shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities? In accordance with the deposit agreement and subject to the requirements of the laws of the Cayman Islands, an ADR holder may request the depositary to withdraw from the depositary receipt facility created by the deposit agreement the ordinary shares represented by such holder’s ADRs and transfer such ordinary shares to such holder or, upon the written order of any person designated in such ADR holder’s written order, upon surrender of (a) a certificated ADR in a form satisfactory to the depositary or (b) proper instructions and documentation in the case of an ADR issued through the depositary’s direct registration system, as the case may be, then an ADR holder hereof is entitled to delivery at, or to the extent in dematerialized form from, the custodian’s office of the deposited securities at the time represented by the ADSs evidenced by this ADR. At the request, risk and expense of the holder hereof, the depositary may deliver such deposited securities at such other place as may have been requested by the holder.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of ordinary shares in connection with voting at a shareholders’ meeting, or the payment of dividends;
•	the payment of fees, taxes and similar charges; or
•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of deposited securities,
•	to give instructions for the exercise of voting rights,
•	to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the deposit agreement, or
•	to receive any notice or to act or be obligated in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote? If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. As soon as practicable after receipt from us of notice of any meeting at which the holders of shares are entitled to vote, or of our solicitation of consents or proxies from holders of shares, the depositary shall fix the ADS record date in accordance with the provisions of the deposit agreement. The depositary shall, if we request in writing in a timely manner at least 30 days prior to the date of such vote or meeting and at our expense and provided no legal prohibitions exist, distribute to the registered ADR holders a notice stating final information particular to the voting materials received by the depositary and describing how you may instruct, or, subject to the next paragraph, will be deemed to instruct, the depositary to exercise the voting rights for the shares which underlie your ADSs, including instructions for giving a discretionary proxy to a person designated by us. Each ADR holder shall be solely responsible for the forwarding of voting notices to the beneficial owners of ADSs registered in such holder’s name. In accordance with our memorandum and articles of association, a shareholder may not exercise its own vote or by proxy on behalf of another shareholder of the company in respect of any contract or proposed contract or arrangement if such shareholder may be interested therein. Accordingly, no ADR holder shall instruct the depositary to vote on its behalf on any matter to be considered at the relevant meeting in respect of which such holder is interested.

To the extent we have provided the depositary with at least 35 days’ notice of a proposed meeting, the notice will be received by all ADR holders and beneficial owners no less than 10 days prior to the date of the meeting and/or the cut-off date for the solicitation of consents, and the depositary does not receive instructions on a particular agenda item from a ADR holder (including, without limitation, any entity or entities acting on behalf of the nominee for The Depository Trust Company) in a timely manner, such holder shall be deemed, and in the deposit agreement the depositary is instructed to deem such holder, to have instructed the depositary to give a discretionary proxy for such agenda item(s) to a person designated by us to vote the shares represented by their ADSs for which actual instructions were not so given by all such ADR holders on such agenda item(s), provided that no such instruction shall be deemed given and no discretionary proxy shall be given unless (1) we inform the depositary in writing that (a) we wish such proxy to be given with respect to such agenda item(s), (b) there is no substantial opposition existing with respect to such agenda item(s) and (c) such agenda item(s), if approved, would not materially or adversely affect the rights of holders of shares and (2) we have provided the depositary with an opinion of our counsel, in form and substance satisfactory to the depositary, confirming that (a) the granting of such discretionary proxy does not subject the depositary to any reporting obligations in the Cayman Islands, (b) the granting of such proxy will not result in a violation of Cayman Island laws, rules, regulations or permits, (c) the voting arrangement and deemed instruction as contemplated herein will be given effect under Cayman Islands laws, rules and regulations, and (d) the granting of such discretionary proxy will not under any circumstances result in the ADSs being treated as assets of the depositary under Cayman Island laws, rules or regulations.

Holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the ADR department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

We have advised the depositary that under the Cayman Islands law and our memorandum and articles of association, voting at any meeting of our shareholders is by show of hands unless a poll is (before or on the declaration of the results of the show of hands) demanded. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with the memorandum and articles of association, the depositary will refrain from voting and the voting instructions received by the depositary from holders shall lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by holders of ADSs.

Reports and Other Communications

Will ADR holders be able to view our reports? The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian, or upon request made to the depositary (which request may be refused by the depositary at its discretion), the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our ordinary shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying? The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of ordinary shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distributions prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuances pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of up to $0.05 per ADS upon which any cash distribution made pursuant to the deposit agreement;
•

an aggregate fee of $0.05 or less per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

•

a fee for the reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of its agents (including, without limitation, the custodian and expenses incurred on behalf of ADR holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the ordinary shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against ADR holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such ADR holders or by deducting such charge from one or more cash dividends or other cash distributions);

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a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the $0.05 per ADS issuance fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were ordinary shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those ADR holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;
•	SWIFT, cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares, ADRs or deposited securities;
•	transfer or registration fees for the registration or transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;
•	fees of any division, branch or affiliate of JPMorgan utilized to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement.

Foreign Exchange Related Matters. To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the depositary may engage the foreign exchange desk within JPMorgan and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars (FX Transactions). For certain currencies, FX Transactions are entered into with JPMorgan or an affiliate, as the case may be, acting in a principal capacity. For other currencies, FX Transactions are routed directly to and managed by an unaffiliated local custodian (or other third party local liquidity provider), and neither the JPMorgan nor any of its affiliates is a party to such FX Transactions.

The foreign exchange rate applied to an FX Transaction will be either (a) a published benchmark rate, or (b) a rate determined by a third party local liquidity provider, in each case plus or minus a spread, as applicable. The depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the “Disclosure” page (or successor page) of www.adr.com. Such applicable foreign exchange rate and spread may (and neither the depositary, JPMorgan nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which JPMorgan or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the FX Transaction. Additionally, the timing of execution of an FX Transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, JPMorgan and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on us, the depositary, holders or beneficial owners. The spread applied does not reflect any gains or losses that may be earned or incurred by JPMorgan and its affiliates as a result of risk management or other hedging related activity.

Notwithstanding the foregoing, to the extent we provide U.S. dollars to the depositary, neither JPMorgan nor any of its affiliates will execute an FX Transaction as set forth herein. In such case, the depositary will distribute the U.S. dollars received from us.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The charges described above may be amended from time to time by agreement between us and the depositary. The right of the depositary to receive payment of fees, charges and expenses as provided above shall survive the termination of the deposit agreement.

The depositary anticipates reimbursing us for certain expenses incurred by us that are related to the establishment and maintenance of the ADR program upon such terms and conditions as we and the depositary may agree from time to time. The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.

Payment of Taxes

If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, such tax or other governmental charge shall be paid by the ADR holders to the depositary and by holding or having held an ADR or any ADSs evidenced thereby, the holder and all beneficial owners thereof and all prior holders and beneficial owners holders thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect of such tax or other governmental charge. Each Holder of this ADR and beneficial owner of the ADSs evidenced thereby, and each prior holder and beneficial owner and thereof (collectively, the Tax Indemnitors), by holding or having held an ADR or an interest in ADSs, acknowledges and agrees that the depositary shall have the right to seek payment of amounts owing with respect to this ADR from any one or more Tax Indemnitor(s) as determined by the depositary in its sole discretion, without any obligation to seek payment from any other Tax Indemnitor(s). If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of ADRs or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and shall distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto.

Notwithstanding the above, we will pay all stamp duties and other similar duties or taxes payable in the Cayman Islands, Singapore, the Republic of China, the United States of America and any other jurisdiction, on or in connection with the constitution and issue of the ADSs and the execution or other event concerning the deposit agreement. If any legal proceedings are taken to enforce our obligations under the deposit agreement or the ADSs and for the purpose of such proceedings any of them are required to be taken into or enforced in any jurisdiction and stamp duties or other similar duties or taxes become payable in connection with such proceedings in such jurisdiction, the ADR holders will pay (or reimburse the person making a valid payment of) all such stamp duties and other similar duties and taxes, including any penalties and interest, unless otherwise ordered by a court of competent jurisdiction in such proceedings. The depositary may sell any deposited securities and cancel ADSs with respect thereof in order to pay any such stamp duties or other similar duties or taxes owed under the deposit agreement by ADR holders without the depositary being required to request payment thereof from the ADR holders.

Each holder and beneficial owner agrees to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained, and such obligations of the holders and beneficial owners shall survive the transfer of ADSs, any surrender of ADSs and withdrawal of deposited securities and any termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions of ordinary shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

(1)	amend the form of ADR;
(2)	distribute additional or amended ADRs;
(3)	distribute cash, securities or other property it has received in connection with such actions;
(4)	sell by public or private sale any securities or property received; or
(5)	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders or beneficial owners must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that otherwise prejudices any substantial existing right of ADR holders or beneficial owners. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Any amendments or supplements which (i) are reasonably necessary (as agreed by us and the depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by ADR holders, shall be deemed not to prejudice any substantial rights of ADR holders or beneficial owners. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 60 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 60th day after our notice of removal was first provided to the depositary. Notwithstanding anything to the contrary in the deposit agreement without notice to us, the depositary may terminate the deposit agreement without notice to us, but subject to giving 30 days’ notice to the ADR holders, if: (i) we become bankrupt or insolvent, (ii) we effect (or will effect) a redemption of all or substantially all of the deposited securities, or a cash or share distribution representing a return of all or substantially all of the value of the deposited securities, or (iii) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of deposited securities.

After termination, the depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC eligible so that neither DTC nor any of its nominees shall thereafter be a holder. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is a holder, the depositary shall (a) instruct its custodian to deliver all deposited securities to us along with a general stock power that refers to the names set forth on the ADR Register and (b) provide us with a copy of the ADR Register. Upon receipt of such deposited securities and the ADR Register, we shall use our best efforts to issue to each holder a share certificate representing the shares represented by the ADSs reflected on the ADR Register in such holder’s name and to deliver such share certificate to the holder at the address set forth on the ADR Register. After providing such instruction to the custodian and delivering a copy of the ADR Register to us, the depositary and its agents shall have no further obligations.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs Prior to the issue, registration, registration of transfer, split-up, combination, or withdrawal of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

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payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of ordinary shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

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the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of ordinary shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of ordinary shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective directors, officers, employees, agents and affiliates, provided, however, that no disclaimer of liability under the Securities Act of 1933 is intended by any of the limitations of liabilities provisions of the deposit agreement. In the deposit agreement it provides that neither we nor the depositary nor any such other party will be liable to holders or beneficial owners if:

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any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, Singapore, the Republic of China or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond our, the depositary’s or any such other party’s direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or such other party (including, without limitation, voting);

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by reason of any non-performance or delay, caused in the performance of any act or things which by the terms of the deposit agreement it is provided shall or may be done or performed or it exercises or fails to exercise discretion under the deposit agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

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it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct and the depositary shall not be a fiduciary or have any fiduciary duty to holders or beneficial owners; or

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it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information, or in the case of the depositary only, from us.

We and the depositary and its agents may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

Neither we, the depositary nor our respective agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs which in its opinion may involve it in expense or liability, if indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that any holder has incurred liability directly as a result of the custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

The depositary has no obligation to inform ADR holders or other holders of an interest in any ADSs about the requirements of the laws, rules or regulations of any country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, or any changes therein or thereto.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder or beneficial owner of ADRs to obtain the benefits of credits or refunds of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. Neither we nor the depositary shall incur any liability for any tax or tax consequences that may be incurred by registered holders or beneficial owners on account of their ownership of ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary.

Neither we, the depositary nor any of our respective directors, officers, employees, agents or affiliates, nor our company’s supervisors, shall be liable to registered holders or beneficial owners for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity (including, without limitation, holders and beneficial owners), whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

In the deposit agreement each party thereto (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of or relating to the ordinary shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory).

The depositary and its agents may own and deal in any class of securities of our company and our affiliates and in ADRs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of, or interests in, deposited securities, other ordinary shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof.

Each ADR holder agrees to comply with requests from us pursuant to the laws, rules and regulations of the Cayman Islands, Singapore and the Republic of China, as well as the rules and regulations of any stock exchange on which the ordinary shares may hereinafter be registered, traded or listed to provide information, inter alia, as to the capacity in which such ADR holder owns ADRs (and ordinary shares as the case may be) and regarding the identity of any other person interested in such ADRs and the nature of such interest.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such register at the depositary’s office at all reasonable times, but for the purpose of communicating with other ADR holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed at any time or from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Appointment

In the deposit agreement, each registered holder of ADRs and each beneficial owner, upon acceptance of any ADSs or ADRs (or any interest in any of them) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs,
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appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR or ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof, and

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acknowledge and agree that (i) nothing in the deposit agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto nor establish a fiduciary or similar relationship among such parties, (ii) the depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about us, holders, beneficial owners and/or their respective affiliates, (iii) the depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with us, holders, beneficial owners and/or the affiliates of any of them, (iv) the depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to us or the holders or beneficial owners may have interests, (v) nothing contained in the deposit agreement or any ADR(s) shall (A) preclude the depositary or any of its divisions, branches or affiliates from engaging in such transactions or establishing or maintaining such relationships, or (B) obligate the depositary or any of its divisions, branches or affiliates to disclose such transactions or relationships or to account for any profit made or payment received in such transactions or relationships, (vi) the depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the depositary and (vii) notice to a holder shall be deemed, for all purposes of the deposit agreement, to constitute notice to any and all beneficial owners of the ADSs evidenced by such holder’s ADRs.

Governing Law, Submission to Jurisdiction and Arbitration

The deposit agreement, the ADSs and the ADRs are governed by and construed in accordance with the laws of the State of New York without giving effect to the application of the conflict of law principles thereof. In the deposit agreement, we have submitted to the jurisdiction of the state and federal courts of the State of New York and appointed an agent for service of process on our behalf. Notwithstanding the foregoing, subject to the terms described below, including the federal securities law carve-out set forth at the end of this sentence, (i) the depositary may refer any such suit, action or proceedings to arbitration in accordance with the provisions of the deposit agreement, and, upon such referral, any such suit, action or proceeding instituted by us shall be finally decided in such arbitration rather than in such court, (ii) the depositary may, in its sole discretion, elect to institute any dispute, suit, action, controversy, claim or proceeding directly or indirectly based on, arising out of or relating to the deposit agreement or the ADRs or the transactions contemplated thereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination, against any other party or parties to the deposit agreement (including, without limitation, against ADR holders and beneficial owners), by having the matter referred to and finally resolved by an arbitration conducted under the terms described below, and (iii) the depositary may in its sole discretion require that any dispute, suit, action, controversy, claim, or proceeding of the type described in clause (ii) above, brought against the depositary by any party or parties to the deposit agreement (including, without limitation, by ADR holders and beneficial owners ), shall be referred to and finally settled by an arbitration conducted under the terms described below; provided however, that to the extent there are specific federal securities law violation aspects to any disputes against us and/or the depositary brought by any ADR holder or beneficial owner, the federal securities law violation aspects of such disputes brought by an ADR holder and/or beneficial owner against us and/or the depositary may, at the option of such holder, remain in state or federal court in New York, New York and all other aspects, claims, disputes, legal suits, actions and/or proceedings brought by such holder against us and/or the depositary, including those brought along with, or in addition to, federal securities law violation claims, would be referred to arbitration in accordance with the provisions of the deposit agreement. Any such arbitration shall be conducted either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law with the Hong Kong International Arbitration Centre serving as the appointing authority, and the language of any such arbitration shall be English.

Notwithstanding the foregoing, any suit, action or proceeding based on the deposit agreement, the ADSs or the ADRs or the transactions contemplated thereby may be instituted by the depositary in any competent court in the Cayman Islands, the Republic of China, Singapore and/or the United States.

By holding an ADS or an interest therein, registered holders of ADRs and beneficial owners each irrevocably agree that subject to the depositary’s rights, (i) any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs or the ADRs or the transactions contemplated herein, therein or hereby may only be instituted in a state or federal court in New York, New York, and each irrevocably waives any objection which it may have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.